Van Kampen Funds Inc.
                                1 Parkview Plaza
                         Oakbrook Terrace, IL 60181-5555


                                  July 20, 2007


Standard & Poor's Investment Advisory Services, LLC
55 Water Street
New York, NY 10041
Attention:    Thomas F. Gizicki
              Managing Director - Portfolio Advisory Services


Gentlemen:

         The undersigned, Van Kampen Funds Inc. ("Van Kampen"), on behalf of one or more series of the Global Infrastructure Strategy (the "Fund"), hereby engages Standard & Poor's Investment Advisory Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. ("you" or "Standard & Poor's") as described below, in connection with Van Kampen's sponsorship and supervision of the Fund. The Fund is a series of unit investment trusts that invest in stocks of foreign and domestic companies primarily diversified in four clusters of global infrastructure: energy, transportation, utilities and water, as further described in the attached registration statement on Form S-6, as filed with the U.S. Securities and Exchange Commission.

         Accordingly, Van Kampen, on behalf of the Fund, hereby agrees with you as follows:

         1.  Limited License to Use Standard & Poor's Trademarks.
             ---------------------------------------------------

         You hereby agree that, subject to the terms of this Agreement, Van Kampen shall have the non-exclusive right to use the trademarks "Standard & Poor's" and "S&P" (the "Trademarks") in connection with the marketing, promotion and distribution of the Fund, all as more fully described in Section 8 hereof. Such limited license shall continue until the later to occur of the termination of this Agreement or the termination date of the last existing series of the Fund. No rights to use the Trademarks are granted hereunder other than as specifically described and expressly granted herein.

         2.  Selection of Portfolio Securities.
             ---------------------------------

         During the period commencing on the date hereof and ending on the Termination Date (as defined in Section 13 hereof), Van Kampen shall provide you with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Fund ("Registration Statement") and, subject to the foregoing, you will provide to Van Kampen within ten (10) days of Van Kampen's request a list of all securities that fit within the parameters described in Exhibit A in connection with each Fund (the "Identified Securities"). Van Kampen shall cause some or all of the Identified Securities to be deposited in the related Fund's portfolio (the "Portfolio Securities"). Van Kampen shall be responsible for the selection of Portfolio Securities from the list of Identified Securities, based upon all information available to it, including, among other factors, market capitalization and liquidity considerations. You shall approve Van Kampen's selection of Portfolio Securities, which approval will not be unreasonably withheld.

         3.  Provision of Information.
             -------------------------

         You will provide Van Kampen with information reasonably requested by Van Kampen about research and selection of the Identified Securities and your analysis of trading and liquidity of the Identified Securities for use by Van Kampen in reviewing the Portfolio Securities and in preparing updated prospectus disclosure and marketing materials for the Fund. You will also provide Van Kampen with information reasonably requested by Van Kampen about your business and operations for such purposes. You also agree to review and comment upon disclosure in the Registration Statement referred to in Section 15 hereof.

         4.  Portfolio Maintenance.
             ----------------------

         You shall have no obligation to provide ongoing research with regard to the Portfolio Securities. Van Kampen or such other party designated in the applicable trust indenture shall determine, in conformity with the applicable trust indenture, in its discretion and based upon all information available to it, whether, in the best interests of the Fund's unitholders, to retain, sell, redeem, liquidate or dispose of a particular security. It is anticipated that, once chosen, securities (in varying amounts, but proportionate to each other as reflected on the initial date of deposit) will be held for the life of that series of the Fund.

         5.  Fees.
             -----

         Van Kampen, on behalf of the Fund, hereby agrees to pay you, as consideration for the services provided under Section 2 of this Agreement, a fee with respect to each series of the Fund. Such annual fee shall equal a total of fifteen basis points (.0015) of the aggregate net asset value of the applicable series of the Fund as of the end of the initial offering period of such series of the Fund multiplied by the S&P Securities Ratio (the "Fee"). The term "S&P Securities Ratio" shall mean the aggregate value of the Portfolio Securities in the initial portfolio of the applicable series of the Fund divided by the aggregate value of all securities in the initial portfolio of such series of the Fund at the time of creation of such series.

         The Fee due Standard & Poor's hereunder shall be paid within thirty
(30) days after the close of each calendar quarter in which it is incurred and will be based on the average daily net assets of all series of the Fund as determined as of the end of each calendar quarter; each such payment shall be accompanied by a statement setting forth the basis for its calculation. If in any calendar year, the total Fee that was paid to you with respect to all series does not at least equal $20,000 (the "Minimum Annual Fee"), any shortfall shall be paid to you by January 31 of the following year; provided, however, that no Minimum Annual Fee shall be paid in any calendar year in which no series of the Fund were in existence during such year. The Minimum Annual Fee shall be prorated in the year that this Agreement is executed and in the year that this Agreement terminates to give effect to the number of days in which this Agreement was in effect during such year.

         This Section 5 shall survive any termination of this Agreement.

         6.  Consultation; Expenses.
             ----------------------

         At Van Kampen's request, Standard & Poor's will endeavor to make reasonably available certain of its equity analysts to meet with representatives of Van Kampen, solely for purposes of consulting and advising Van Kampen regarding the methodologies used by Standard & Poor's to select the Identified Securities. With the prior consent of Standard & Poor's, which consent will not be unreasonably withheld, Van Kampen may permit third parties associated with the operation, management or marketing of the Fund to participate in these consultations. Each party hereto shall be responsible for all of its own expenses incurred in connection with this Agreement; provided, that in the event that a representative of Standard & Poor's incurs travel expenses (i.e., transportation, hotel, meals) in connection with the above-described activities, Van Kampen shall reimburse Standard & Poor's for all such reasonable expenses. It is understood that the only information that Standard & Poor's shall be required to supply in connection with Van Kampen's sponsorship of the Fund is the information referred to in Section 3 hereof.

         7.  No Agency.
             ----------

         The parties acknowledge that except as otherwise expressly provided herein or authorized by Van Kampen, Standard & Poor's shall have no authority to act for or represent Van Kampen or the Fund or the Fund's sponsors or underwriters in any way or otherwise be deemed the agent of any of them. Neither Van Kampen nor the Fund are partners or joint venturers with you and nothing herein shall be construed so as to make them partners or joint ventures or impose any liability as such on any one of them or you.

         8.  Publicity.
             ----------

         You shall not use the name Van Kampen in any publicity release, written communication with the media or advertising without the prior written consent of Van Kampen, such consent not to be unreasonably withheld; provided, however, that you may refer to your relationship with respect to the Fund in advertising brochures and certain publications, subject to prior review and approval of the specific language by Van Kampen, such approval not to be unreasonably withheld or delayed, and provided further that you may refer to Van Kampen in connection with the Fund as part of general descriptions by you of your or your corporate parent's business at securities analysts' meetings and similar forums. You agree in addition not to make any public disclosure about the Fund without the prior written consent of Van Kampen.

         Van Kampen shall protect the goodwill and reputation of Standard & Poor's and the Trademarks in connection with its marketing, promotion and distribution of the Fund. Van Kampen shall submit to Standard & Poor's for its review and approval all informational materials relating to the Fund that refer to Standard & Poor's or the Trademarks (e.g., all prospectuses, registration statements, advertisements, brochures and other similar materials including documents required to be filed with governmental or regulatory agencies); provided, however, that documents previously approved by Standard & Poor's as to which statistical information has simply been updated need not be resubmitted to Standard & Poor's.

         Van Kampen shall use the following notice, in substantially the form set forth below, when referring to the Trademarks in any prospectus, registration statement, advertisement, brochure or other similar public information material relating to the Fund:

         "Standard & Poor's" and "S&P" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Van Kampen Funds Inc. and [the series of the Fund]. [The Fund] is not sponsored, managed, sold or promoted by Standard & Poor's.

The foregoing notice need only refer to those Trademarks that are actually used in the relevant informational materials.

         9.  Confidentiality.
             ----------------

         Each party hereto agrees to receive and maintain as confidential all Confidential Information (as defined below) received from the party providing such information (the "protected party") in connection with this Agreement and the Fund and that it shall not use or disclose such information for its benefit or the benefit of any of its other clients. It is expressly understood that all Confidential Information furnished by a party pursuant to this Agreement remains the property of that party and that all such information and copies thereof will be returned to such party upon request. Each party shall restrict circulation and communications of Confidential Information within its organization to only those persons and only to the extent necessary to provide the services under this Agreement.

         Each party understands and acknowledges that the Confidential Information has been developed or obtained by the protected party by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of the protected party which provides the protected party with a competitive advantage. Therefore, the Confidential Information shall be used only for the contemplated purpose and shall not be used for any other purpose whatsoever. The Confidential Information shall not be disclosed to any person or entity without the prior written consent of the protected party.

         If a party shall disclose or threaten to disclose Confidential Information in violation of this Agreement, the protected party may seek an injunction in the appropriate forum to restrain such other party from disclosing the Confidential Information. The protected party shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

         For purposes of this Section 9, the term "Confidential Information" means any non-public information or material which is proprietary, whether or not owned or developed by the party, which is not (i) in the public domain, (ii) already known by the receiving party at the time of its disclosure, or (iii) independently developed by the receiving party; and which is obtained by any direct or indirect contact by one party with the other. Confidential Information includes, without limitation, the terms of this Agreement, including the license fee formula specified in Section 6 hereof (which, for avoidance of doubt Van Kampen specifically agrees not to include in any Registration Statement unless specifically requested by the SEC or other regulatory body), business records and plans, trade secrets, technical information, product design information, computer programs and listings of either party furnished to the other. This
Section 10 shall survive any termination of this Agreement.

         10.  Limited Liability.
              ------------------

         Subject to Section 14 below, you shall not be liable to Van Kampen, the Fund or any unitholders of the Fund for any loss or damage hereunder resulting from your actions or omissions to act or otherwise; provided, however, that the foregoing shall not be effective to the extent not permitted by law. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY VAN KAMPEN, INVESTORS IN THE FUND, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE IDENTIFIED SECURITIES. STANDARD & POOR'S EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. Neither Van Kampen nor Standard & Poor's shall have any liability to the other or to any third party for lost profits or indirect, punitive, special or consequential damages (including lost profits) arising out of this Agreement, even if advised of the possibility of such damages. This Section 10 shall survive any termination of this Agreement.

         11.  Assignment; Sale of Business.
              ----------------------------

         Neither party to this Agreement shall assign this Agreement without the other party's consent, except that an assignment to an affiliate shall be permitted solely upon written notice to the other party. In the event of the sale of substantially all of the business or assets of either party, the other party may, in its sole discretion, after reasonable time to conduct a thorough due diligence investigation of the proposed purchaser, consent to the assignment of this Agreement to such purchaser.

         12.  Amendment.
              ---------

         No provision of this Agreement may be amended or waived except by an instrument in writing executed by the parties hereto.

         13.   Termination.
               -----------

         This Agreement shall continue in full force and effect until the earliest to occur of the following (the "Termination Date"): (i) termination by Van Kampen by giving 30 days' prior written notice to Standard & Poor's, to take effect subsequent to the date that is one year from the date hereof; (ii) termination by Standard & Poor's by giving 30 days' prior written notice to Van Kampen, to take effect subsequent to the date that is one year from the date hereof; or (iii) termination by either party at any time, upon 30 days' written notice, in the event of the other party's willful misconduct, bad faith or negligence in the performance of its duties, or by reason of the other party's disregard of its obligations and duties hereunder, or if, in a party's reasonable judgment, its professional reputation is materially damaged as a result of wrongdoing or alleged wrongdoing by the other party's directors, officers or employees in any matter unrelated to this Agreement. On the Termination Date, any fees due to you under Section 5 shall be prorated and shall be payable in full.

         Following the Termination Date, no new series of the Fund shall be sponsored by Van Kampen and Standard & Poor's shall receive all fees as they become due with respect to all then existing series of the Fund, in accordance with Section 5 hereof. All then existing series of the Fund shall continue to be supervised by Van Kampen and shall remain in existence until terminated pursuant to the applicable trust agreement. Following the Termination Date and the termination of the last outstanding series of the Fund, each of the parties hereto shall return to the other party all Confidential Information in its possession. This Section 13 shall survive any termination of this Agreement.

         14.  Indemnification.
              ---------------

         Van Kampen shall indemnify and hold harmless you, your affiliates and each of your and your affiliates' officers, employees and agents harmless from and against any and all liability, costs and expenses (including reasonable attorneys' fees) arising out of (i) any actual or alleged inaccuracy or omission in any prospectus, registration statement or supplement thereto relating to the Fund or any advertising or promotional material generated by the Fund or Van Kampen, (ii) any breach by Van Kampen of any representation, warranty, covenant or agreement contained in this Agreement, (iii) any violation or alleged violation by Van Kampen of any law or regulation applicable to the Fund or to this Agreement, or (iv) the Fund; except in connection with the circumstances described in items (i), (ii) or (iii) of the next paragraph and subject to the last paragraph of this Section 14.

         You shall indemnify and hold harmless Van Kampen, its affiliates and each of their officers, directors, employees and agents from and against any and all liability, costs and expenses (including reasonable attorneys' fees) arising out of (i) any actual or alleged inaccuracy or omission in any prospectus or supplement thereto, registration statement of the Fund or annual post-effective amendment updating the information in such registration statement or any advertising or promotional material generated by the Fund or Van Kampen, but in each case only to the extent that the inaccuracy or omission or alleged inaccuracy or omission was made in reliance upon and in conformity with written information you have furnished to Van Kampen hereunder, (ii) any breach by you of any representation, warranty, covenant or agreement contained in this Agreement or (iii) any violation or alleged violation by you of any law or regulation applicable to the Fund or to this Agreement, except to the extent such liability results from Van Kampen's breach of this Agreement.

         A party's indemnification obligation hereunder shall be subject to the party entitled to indemnification (i) providing it with prompt written notice of any claim, action or proceeding giving rise to such indemnification obligation and (ii) granting it the option of control of the defense and/or settlement of such claim, action or proceeding. This Section 14 shall survive any termination of this Agreement.

         15.  Standard & Poor's Review of Registration Statement.
              --------------------------------------------------

         Standard & Poor's hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing Standard & Poor's. For purposes of the foregoing, a draft of the Registration Statement is attached hereto as Exhibit B. Standard & Poor's hereby affirms that such provisions of the Registration Statement contain no untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         16.  Representations and Warranties.
              ------------------------------

         Standard & Poor's and The McGraw-Hill Companies, Inc. hereby represent and warrant to Van Kampen as follows:

          (a) (i) Standard & Poor's is a subsidiary of The McGraw-Hill Companies, Inc. and all corporate action by Standard & Poor's and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken; and (ii) this Agreement constitutes a valid and legally binding obligation of Standard & Poor's enforceable in accordance with its terms; and

          (b) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental authority is required by Standard & Poor's or The McGraw-Hill Companies, Inc. in connection with the consummation of the transactions contemplated by this Agreement.

         Van Kampen hereby represents and warrants to Standard & Poor's as follows:

          (a) this Agreement constitutes a valid and legally binding obligation of Van Kampen, enforceable in accordance with its terms; all corporate action by Van Kampen and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken; and

          (b) in its role as sponsor, it will endeavor to act so that the Fund shall at all times comply with the description set forth in the Registration Statement; the Fund shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

         17.  Entire Agreement: Governing Law.
              -------------------------------

         This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of New York.

         18.  Notices.
              -------

         All notices and other written communications specified herein shall be in writing (which term shall at the option of the notifying party include fax) and shall be (i) personally delivered, (ii) transmitted by first class mail, postage prepaid, or (iii) transmitted by fax (with confirmation by first class mail, postage prepaid) to the parties as follows:

If to you:              Standard & Poor's
                        55 Water Street
                        New York, NY  10041
                        Attention:    Thomas F. Gizicki
                                      Managing Director - Portfolio Services
                        Fax:  (212) 438-3932

With a copy to:         The McGraw-Hill Companies, Inc.
                        1221 Avenue of the Americas, 48th Floor
                        New York, NY  10020-1095
                        Attention:        Associate General Counsel
                        Fax:  (___) ___-____

If to Van Kampen:       Van Kampen Funds Inc.
                        1 Parkview Plaza
                        Oakbrook Terrace, IL  60181-5555
                        Attention:      Steven M. Massoni
                                        Managing Director
                        Fax:  (630) 684-6155

With a copy to:         Office of the General Counsel
                        Van Kampen Funds Inc.
                        1 Parkview Plaza
                        Oakbrook Terrace, IL  60181-5555
                        Fax:  (___) ___-____

         19.  Severability.
              -------------

         The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision hereof.

         20.  Counterparts.
              -------------

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

         If the foregoing is in accordance with your understanding, kindly sign and return the enclosed copy of this letter whereupon it shall become a binding agreement between us.

           Very truly yours,

           VAN KAMPEN FUNDS INC.


           By:

           Name:____________________________________________________

           Title:___________________________________________________


Agreed and accepted:

STANDARD & POOR'S INVESTMENT ADVISORY SERVICES LLC
A SUBSIDIARY OF THE MCGRAW-HILL COMPANIES, INC.



By:
Name:  Thomas F. Gizicki

Title: Managing Director - Portfolio Advisory Services

                                    EXHIBIT A

         Standard & Poor's will select foreign and domestic stocks within the energy, transportation and utilities segments from the stocks included in the S&P Global Infrastructure Index. Standard & Poor's will eliminate stocks of companies in the water sector. In selecting stocks, Standard & Poor's will consider such quantitative factors as may be reasonably requested by Van Kampen and agreed to by Standard & Poor's, including, but not limited to, Standard & Poor's Quality Ranking and Standard & Poor's issuer credit rating.

                                    EXHIBIT B

                             Registration Statement